PROPERTY PURCHASE AGREEMENT

and

ESCROW INSTRUCTIONS

        THIS DOCUMENT (hereinafter referred to as this “Agreement”) is dated and made effective as of October 26, 2001 and is made and entered into by and between SOUTH LAS VEGAS, LLC, a Delaware limited-liability company (“SELLER”); GREENPARK GROUP, LLC, a Delaware limited-liability company (“GREENPARK”); COAST HOTELS AND CASINOS, INC., a Nevada corporation (“BUYER”); UNITED TITLE OF NEVADA, INC., a Nevada corporation (“ESCROW AGENT”); and CB RICHARD ELLIS, INC., a Nevada corporation (“BROKER”).

W I T N E S S E T H:

        WHEREAS, SELLER owns the real property described as Parcels One (1) through Twenty-five (25), inclusive, in Exhibit “A” attached hereto and by this reference incorporated herein, which real property, including and together with (i) all real property improvements located thereon, (ii) all appurtenances thereto, (iii) all rights, entitlements, interests and benefits relating thereto, (iv) the interest of SELLER in any streets, roadways and rights-of-way thereon and (v) the interest of SELLER in any street areas, roadway areas and right-of-way areas contiguous thereto, up to the centerline of the contiguous street, roadway or right-of-way area, are hereinafter collectively referred to as the “Fee Land”; and

        WHEREAS, SELLER is party to a contract and an escrow (“Contract Escrow”) for the acquisition by SELLER of the real property described as Parcel Twenty-six (26) in Exhibit “A” attached hereto, which real property, including and together with (i) all real property improvements located thereon, (ii) all appurtenances thereto, (iii) all rights, entitlements, interests and benefits relating thereto, (iv) interests which the current owner thereof may have or which SELLER may have or acquire in any streets, roadways and rights-of-way thereon and (v) the interest of SELLER in any street areas, roadway areas and right-of-way areas contiguous thereto, up to the centerline of the contiguous street, roadway or right-of-way area, are hereinafter collectively referred to as the “Contract Parcel”; and

        WHEREAS, BUYER wishes to acquire the Fee Land and the Contract Parcel on certain terms and subject to certain conditions, and SELLER is willing to sell the Fee Land and Contract Parcel to BUYER on those terms and subject to those conditions; and

        WHEREAS, SELLER is an affiliate of GREENPARK, and GREENPARK will benefit from the consummation of the transaction that is the subject of this Agreement; and

        WHEREAS, BUYER would not execute this Agreement or enter into the transaction that is the subject of this Agreement without the agreements and assurances of GREENPARK set forth in this Agreement; and

        WHEREAS, the Fee Land and the Contract Parcel are herein collectively referred to as the “Property”,

NOW, THEREFORE, in consideration of the agreements and promises set forth below, the parties hereto agree as follows:

    1.        SELLER agrees to sell the Fee Land and the Contract Parcel to BUYER, and BUYER, subject to the conditions set forth in Paragraph 10 agrees to purchase the Fee Land and the Contract Parcel from SELLER for a purchase price (“Purchase Price”) of TEN MILLION EIGHT HUNDRED THOUSAND DOLLARS ($10,800,000.00).

    2.        BUYER shall pay the Purchase Price by depositing funds into the escrow (“Escrow”) to be established pursuant to the provisions of Paragraph 3 as follows:

    (a)        BUYER shall deposit funds in the sum of FIFTY THOUSAND

DOLLARS ($50,000.00) into Escrow any time prior to 5:00 p.m., October 29, 2001. That sum shall be placed by the ESCROW AGENT into an interest-bearing account satisfactory to BUYER, with interest accruing for the benefit of BUYER. The $50,000.00 sum together with the interest accruing on that sum through the date of disbursement from Escrow collectively represent an earnest money deposit on the Property and are hereinafter collectively referred to as the “Deposit”. The Deposit shall apply to the Purchase Price.

    (b)        BUYER shall deposit funds equal to the TEN MILLION SEVEN

HUNDRED FIFTY THOUSAND DOLLAR ($10,750,000.00) balance of the Purchase Price (adjusted for BUYER’S costs, for prorations and for interest included in the Deposit) into Escrow at or prior to Close of Escrow (as defined in Paragraph 3).

    3.        An escrow shall be established for the transaction that is the subject of this Agreement under Escrow No. 01140678-AG with the ESCROW AGENT at 2300 West Sahara Avenue, Suite 140, Las Vegas, Nevada 89102, with the Escrow officer to be Angelina S. Galindo. Unless extended as provided in this Paragraph, or unless otherwise agreed by written agreement executed by both BUYER and SELLER, close of escrow (“Close of Escrow”) shall occur by the depositing of all required funds and documents into Escrow before 5:00 p.m., October 30, 2001, with applicable documents to be recorded and funds to be disbursed on the date of such deposit or the following business day.

    4.        The ESCROW AGENT has delivered to BUYER a 2nd Amended preliminary title report on the Property dated October 19, 2001 (“Title Report”). Real property tax installments not delinquent at Close of Escrow; the title exceptions listed as exception numbers 21 through 27, 29 through 38, 40 through 49, 51 through 55 and 67 in the Title Report (subject to the provisions set forth in those exceptions) and any other title exceptions that are approved in writing by BUYER at or prior to Close of Escrow (whether or not previously disapproved by BUYER) are hereinafter referred to as the “Permitted Exceptions”.

    5.        At Close of Escrow, SELLER shall convey to BUYER good, marketable and insurable title to the Property by Grant, Bargain, Sale Deed (“Deed”) subject to only the Permitted Exceptions. The Deed shall contain the following provision:

        Until the Termination Date (as defined below), the property conveyed hereby shall not be occupied for residential purposes or for commercial or industrial business activities with the general public save and except for business activities of a seasonal or temporary nature which are not conducted in any permanent building structure on the property. The Termination Date shall be the first to occur of (i) the date when any hotel casino facility begins business activities on the subject property, (ii) the date when Grantor has conveyed and divested itself of fee title to all property in Section 29, Township 22 South, Range 61 East, M.D.B. & M. owned by Grantor on the date of recording of this Deed (which is the property benefitted by this restriction) or (iii) January 1, 2005. This restriction shall run with the land; shall be binding upon Grantee’s successors, assigns and grantees; shall be enforceable by prohibitive injunction; and shall terminate, expire and become of no force or effect on the Termination Date, which shall in no event be later than January 1, 2005.

Escrow fees, recording fees, transfer taxes and other costs that are not otherwise specifically provided for in this Agreement and that are incurred through Escrow shall be divided in the manner customary in Clark County, Nevada. Possession of the Property shall be transferred at Close of Escrow. Title shall be conveyed to and vested in BUYER or such assignee or nominee as BUYER, in its discretion, may designate in writing to the ESCROW AGENT at or prior to Close of Escrow. The ESCROW AGENT shall prorate real property taxes as of the date the Deed is recorded.

    6.        At Close of Escrow, SELLER shall pay for and cause a title insurance company of which the ESCROW AGENT is an agent and that is satisfactory to BUYER (“Title Insurer”) to provide BUYER with a CLTA standard coverage owner’s policy of title insurance with a CLTA 104.1 mechanic’s lien coverage endorsement (the “Title Policy”), insuring BUYER’S ownership interest in the Property in the amount of the Purchase Price, subject to only standard policy form printed exceptions and the Permitted Exceptions. Prior to Close of Escrow or termination of the transaction contemplated in this Agreement, SELLER shall not encumber the Property with, or permit the Property to be encumbered with title exceptions other than the Permitted Exceptions. BUYER, in its discretion, may elect to acquire ALTA extended form title insurance coverage. BUYER may, in its discretion, elect to acquire reasonable additional policy endorsements. If BUYER elects to acquire such extended coverage or any such additional endorsements, BUYER shall pay all additional premiums and all inspection fees.

    7.        SELLER hereby represents and warrants to BUYER as follows, which representations and warranties shall be deemed again made and repeated as of Close of Escrow, as if first made on that date:

    (a)        Subject to SELLER’S acquisition of the Contract Parcel,

SELLER has full power and authority to sell the Property. This Agreement has been duly and validly authorized, executed and delivered by SELLER. No other authorization is requisite to the valid and binding execution, delivery and performance of this Agreement by SELLER.

(b) To the best knowledge of SELLER, there are no threatened or pending condemnation proceedings, administrative proceedings or litigation of any kind relating to the Property or title thereto.

(c) To the best knowledge of SELLER, neither SELLER nor any

other party is in violation, breach or default of any instrument that constitutes a Permitted Exception.

(d) To the best knowledge of SELLER, except as may be

expressly disclosed and described in the Phase I Environmental Site Assessment prepared by Geotechnical & Environmental Services, Inc. dated October 27, 2000, or as may be otherwise disclosed by SELLER in notice given by SELLER to BUYER on or before October 26, 2001, there are no underground storage tanks, toxic materials, hazardous wastes or hazardous substances (as those terms are defined in the Resource Conservation and Recovery Act of 1976, as amended, or in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended) on the Property.

(e) SELLER has no knowledge of any notices of any violation

of any law, ordinance or regulation from any governmental authority with respect to the Property.

(f) To the best knowledge of SELLER, no action or proceeding has been commenced for the purpose of seeking judicial relief or review from or with respect to the final action of the Clark County Commission regarding Clark County, Nevada (“County”) zoning application No. ZC-0667-01.

Prior to Close of Escrow, SELLER shall, at its cost, perform all acts and take all steps necessary to remedy and cure any breach of any of the foregoing warranties discovered or determined prior to Close of Escrow and to place the Property in conformance with those warranties.

    8.        BUYER hereby represents and warrants to SELLER that BUYER has full power and authority to purchase the Property. This Agreement has been duly and validly authorized, executed and delivered by BUYER. No other authorization is requisite to the valid and binding execution, delivery and performance of this Agreement by BUYER. The foregoing representations and warranties shall be deemed again made and repeated as of Close of Escrow, as if first made on that date.

    9.        SELLER shall make its best efforts to have the Contract Escrow closed prior to or contemporaneously with Close of Escrow to enable the Contract Parcel to be transferred and conveyed to BUYER at Close of Escrow as contemplated in Paragraph 5.

    10.        The obligations of SELLER under this Agreement, including SELLER’S obligation to transfer and convey the Property and close Escrow, shall be subject to the condition that BUYER perform or tender performance of all of the prior and contemporaneous obligations of BUYER under this Agreement. The foregoing condition is for the benefit of only SELLER. The obligations of BUYER under this Agreement, including BUYER’S obligation to pay the Purchase Price and close Escrow, shall be subject to the following conditions, which conditions, unless otherwise expressly noted, are for the benefit of only BUYER, and, except as specifically otherwise provided in this Agreement, may be waived only by a written instrument signed by BUYER:

    (a)        The ability of SELLER to convey title to the Property at

Close of Escrow as required in Paragraph 5, and the agreement by the Title Insurer at Close of Escrow to issue the Title Policy, together with such extended coverages and endorsements as BUYER may elect to acquire in accordance with Paragraph 6, subject to only the Permitted Exceptions, and for such premium costs to BUYER as are satisfactory to BUYER, in its reasonable discretion. This condition is for the benefit of BUYER and may be waived by BUYER; provided, however, that if (i) this condition has not been fulfilled by the time Escrow is to close or has not been waived by BUYER at the time Escrow is to close and (ii) SELLER does not hereafter voluntarily encumber or voluntarily permit the encumbering of the Property with a title exception other than a Permitted Exception, this condition shall also be a condition for the benefit of SELLER.

(b) The performance by SELLER of all of the prior and contemporaneous obligations of SELLER under this Agreement. (c) BUYER having in good faith determined before 5:00 p.m.,

October 29, 2001, that BUYER’S acquisition of the Property is in the best interest of BUYER. This condition shall be deemed to have been fulfilled or waived by BUYER unless any time before that date and time, BUYER gives SELLER and the ESCROW AGENT notice to the contrary, canceling the Escrow and the transaction that is the subject of this Agreement. If BUYER cancels and terminates the Escrow and the transaction that is the subject of this Agreement as provided in the immediately preceding sentence, the ESCROW AGENT, upon receiving notice thereof, shall immediately refund and disburse the Deposit to BUYER, without the requirement of any notice to, or approval by, SELLER.

(d) SELLER not being in breach of any warranty of SELLER set forth in this Agreement. (e) Closing of the Contract Escrow prior to or contemporaneously with Close of Escrow. If, but only if, SELLER has timely fulfilled its obligations set forth in Paragraph 9, this condition shall also be for the benefit of SELLER.

    11.        At Close of Escrow, the ESCROW AGENT shall record the Deed and deliver the Performance Bond (as defined in Paragraph 13) to BUYER. Cash proceeds deposited by BUYER as a part of the Purchase Price shall be utilized by the ESCROW AGENT to pay SELLER’S incurred costs and prorations through Escrow. The remainder of the cash proceeds deposited with the ESCROW AGENT at Close of Escrow shall be disbursed in accordance with directions from Seller to clear title to the Property at Close of Escrow, with any remaining balance to be disbursed to SELLER.

    12.        If Close of Escrow occurs, it is the desire of BUYER and SELLER that (i) the Fee Land, (ii) the Contract Parcel and, if timely acquired by BUYER prior to submission to County of the Subdivision Applications (as defined below), (iii) the real property described as Parcel Twenty-seven (27) in Exhibit “A” attached hereto (“BLM Parcel”) be legally combined to constitute a single legal parcel in which all dedicated street areas, all patent reservation areas and all other right-of-way areas between all of the parcels currently comprising the Fee Land, the Contract Parcel and, if timely acquired by BUYER prior to submission to County of the Subdivision Applications, the BLM Parcel, are vacated, terminated and eliminated; provided, however, that dedicated street areas, patent reservation areas and right-of-way areas for Parvin Avenue would not be vacated, terminated and eliminated if County refuses to approve the Subdivision Documents (as defined below) unless they are retained. Prior to February 1, 2002, SELLER, at its sole cost and expense, shall prepare, submit to County and diligently thereafter pursue approval of, a proposed commercial subdivision map and all such other petitions (including vacation petitions), applications, plans and other documents and filings (collectively, “Subdivision Applications”) as may be necessary to have a final commercial subdivision map, orders of vacation and any other required documents (including all plans for improvements required as a condition to the approval, filing and recording of a final commercial subdivision map [“Subdivision Improvement Plans”]) (collectively, “Subdivision Documents”) approved by County and, if applicable, filed and recorded, resulting in the Contract Parcel, the Fee Land and, if timely acquired by BUYER prior to submission of the Subdivision Applications to the County, the BLM Parcel, being so combined. The Subdivision Applications contemplated by the immediately preceding sentence need not be initially based on a specific development site plan for the subject land, but instead may initially provide for a standard or generic map, the purpose of which is to combine such parcels into a single legal parcel, taking into consideration the zoning for the Property and all required conditions of County approval of zoning application ZC-0667-01. BUYER may from time to time provide SELLER with tentative site development information for BUYER’S specific desired use of the subject land, and may from time to time require reasonable modifications to the Subdivision Applications and/or Subdivision Documents. SELLER shall use its commercially reasonable best efforts, taking into consideration any delays caused by changes, requirements, disapprovals, acts or omissions of BUYER, including delays resulting from changes requested by BUYER to the Subdivision Applications and/or Subdivision Documents and delays resulting from information or requirements related to BUYER information referenced in the preceding sentence, to have final, County-approved Subdivision Documents approved, filed and recorded on or before December 31, 2002. SELLER’s actions in that regard shall include preparation of, and pursuing approval by County of, all Subdivision Improvement Plans. BUYER agrees to reasonably cooperate with SELLER in a timely manner with respect to the activities and matters contemplated in this Paragraph and sign such maps and plats and execute such deeds and other instruments as may be necessary to effect the filing and recording of the Subdivision Documents; provided, however, that any and all conditions imposed by County on the filing and recording thereof, including, but not limited to, required boundary dedications, easements, covenants, conditions and restrictions, shall be subject to the approval of BUYER, in its discretion, and SELLER shall at all times keep BUYER informed of and in communication with County personnel relative to all such conditions. SELLER shall not be obligated to acquire any real property that SELLER does not own on the date of this Agreement or to pay the cost of acquiring any real property that SELLER does not own on the date of this Agreement to fulfill or satisfy any such condition. If SELLER fails (taking into account delays as referenced above) to (i) timely submit the Subdivision Applications to the County, (ii) diligently pursue approval of the Subdivision Applications as contemplated in this Paragraph or (iii) use its commercially reasonable best efforts to have all necessary Subdivision Documents filed and recorded on or before December 31, 2002, in each such event, time being of the essence, BUYER may at any time thereafter give notice to SELLER of such failure and demand that such failure be cured with twenty (20) days of SELLER’S receipt of that notice. If such failure is not cured within that 20 days, or if such failure is not capable of being cured in that 20-day period and SELLER does not within that period commence such cure and thereafter diligently prosecute the same to completion, or if such failure is timely cured but is subsequently repeated at any time following SELLER’S receipt of that notice, BUYER may at any time thereafter, by notice to SELLER (“Subdivision Notice”) elect to relieve SELLER of the obligation to further process the Subdivision Applications and Subdivision Documents and itself proceed to have the Subdivision Documents filed and recorded, with the following qualifications and consequences:

    (a)        SELLER shall (i) within thirty (30) days of receipt of

the Subdivision Notice pay all engineers, contractors and other advisors for all work performed through the date of receipt of the Subdivision Notice for plans, maps, studies, tests and filings comprising or related to the Subdivision Applications or Subdivision Documents, including the Subdivision Improvement Plans, and (ii) within five (5) days of receipt of the Subdivision Notice assign to BUYER all right, title and interest of SELLER in all such work, plans, maps, studies, tests and filings as they relate to the Property.

(b) BUYER shall be entitled to process the Subdivision

Applications and obtain the approval, filing and recording of the Subdivision Documents utilizing all such work, plans, maps, studies, tests and filings.

(c) Upon giving the Subdivision Notice, the amount to be paid by BUYER to SELLER for each numbered item of Seller’s Work set forth in Exhibit “B” shall then be automatically reduced to an amount equal to EIGHTY-FOUR PER CENT (84%) of the sum noted in Exhibit “B”.

(d) SELLER shall thereafter, from time to time, within five

(5)	days of receipt of written request from BUYER, provide BUYER with all assignments, consents, signatures and approvals of SELLER and any persons or parties under the control of SELLER as may be necessary or desirable for BUYER to pursue approval of the Subdivision Applications and the filing and recording of the Subdivision Documents, including, but not limited to, any consents, signatures and approvals for required dedications.

Notwithstanding any other provision of this Agreement, so long as, but only so long as, SELLER does not contest or dispute the Subdivision Notice or BUYER’S right to give the Subdivision Notice under the applicable circumstances, and so long as SELLER after receipt of the Subdivision Notice diligently performs SELLER’S obligations in (a) and (d) above, SELLER shall be deemed released from all of SELLER’S obligations set forth in this Paragraph 12 other than obligations constituting Seller’s Work Obligations (as defined in Paragraph 14), and BUYER’S right to give a Subdivision Notice and thereafter pursue the rights and remedies set forth in subparagraphs (b) and (c) above shall constitute the sole rights and remedies available to BUYER for failure of SELLER to timely fulfill its obligations set forth in this Paragraph 12 which are not Seller’s Work Obligations.

    13.        Following Close of Escrow, SELLER shall expeditiously commence and diligently pursue to completion the construction and development work for the benefit of the Property (“Seller’s Work”), described in Exhibit “B” attached hereto and by this reference incorporated herein. At Close of Escrow, SELLER shall deposit with the ESCROW AGENT for delivery to BUYER at Close of Escrow, a performance and completion bond in the sum of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000) (“Performance Bond”) in form attached hereto as Exhibit “D” or in another form satisfactory to BUYER, in its reasonable discretion, assuring the full, timely and faithful performance and completion of Seller’s Work by SELLER following Close of Escrow as required in this Agreement. The Performance Bond shall be written by a surety (“Surety”) which is a member of the Gulf Insurance Group, or another surety which is listed in A.M. Best’s rating guide with a rating of at least “A”VIII, has a certificate of authority issued by the Nevada Division of Insurance and is approved by the United States Department of Treasury as reflected in Department Circular 570. If SELLER is required to post an off-site improvement bond or bonds or other improvement bond or bonds (an “Improvement Bond”) with County or a utility-providing agency or company for all or substantially all of Seller’s Work described in one or more of the numbered items listed in Exhibit “B”, then upon the posting of such Improvement Bond with County, the company or agency, SELLER may thereafter reduce the amount of the Performance Bond by the dollar amount noted in Exhibit “B” to be paid by BUYER to SELLER for the item or items (which payment obligations are more fully described in Paragraph 15). BUYER shall take such actions as may be reasonably requested to allow the reduction of the amount of the Performance Bond in accordance with the foregoing provisions, which actions shall include but shall not necessarily be limited to, the providing of such consents, requests and approvals of BUYER as may be reasonably requested by SELLER or the Surety and the exchange of the original Performance Bond with the Surety for a revised Performance Bond in an appropriately reduced amount. When all Seller’s Work in all categories on Exhibit “B” is either covered by an Improvement Bond or has been Accepted (as defined below), and provided BUYER is not then pursuing a claim under or against the Performance Bond, BUYER shall take all action reasonably requested by SELLER or the Surety for the release, termination and return of any remaining Performance Bond then held by BUYER, including without limitation the return of the original of any such Performance Bond to the Surety. Any modifications to Seller’s Work shall be in writing signed by both SELLER and BUYER; provided that SELLER may without the consent of BUYER, and at SELLER’S sole expense, make minor field modifications to Seller’s Work reasonably required by SELLER, so long as such modifications do not modify the size, location or capacity of the improvement and do not materially adversely affect the Property, the nature, value or specifications of Seller’s Work or BUYER’S intended development or use of the Property. If any other modifications are requested by SELLER, BUYER shall not unreasonably withhold or delay its consent provided that such modifications (i) do not delay or hinder the construction of Seller’s Work, (ii) do not adversely impact any intended use or development of the Property by BUYER, (iii) do not modify the size, location or capacity of the improvements and (iv) do not materially modify the nature, value or specifications of Seller’s Work. If any modifications are requested by BUYER, SELLER shall not unreasonably withhold its consent provided that such modifications (i) do not increase the estimated costs of Seller’s Work (or, at the option of either BUYER or SELLER, if BUYER pays or agrees to timely pay any excess costs), (ii) do not delay or hinder the construction of Seller’s Work or any other work being conducted by SELLER on adjacent properties owned by SELLER, and (iii) do not adversely impact any intended development of any adjacent properties owned by SELLER or any assignee or transferee of SELLER. Any written modification to Seller’s Work shall also set forth the excess costs thereof, if any, and shall state the party responsible for such excess costs and the time and manner of payment therefor.

    14.        SELLER, as a part of Seller’s Work, shall enter into construction contracts for completion of all phases of each item of Seller’s Work, shall obtain all construction and building permits for completion of all phases of each item of Seller’s Work and shall post all required bonds for all phases of each item of Seller’s Work, all within sixty (60) days following release by the County of the final subdivision map for recording. All such construction contracts shall require the contractors to name BUYER (or BUYER’S permitted nominee or assignee) as an additional insured on the contractors’ construction liability policies. Subject to the following provisions of this Paragraph, the Seller’s Work shall be completed by SELLER with (i) the County having Accepted (as defined below) all off-site improvements and surface water drainage facilities and (ii) all utility companies and agencies (including Clark County Sanitation District, the Las Vegas Valley Water District and Nevada Power Company) having either fully constructed and installed or Accepted the utility lines and laterals to be furnished pursuant to the provisions of Exhibit “B” prior to the date that is ten (10) months following the date of recordation of the Subdivision Documents, except as such work may be delayed or hindered by any changes, acts or omissions of BUYER or by any “force majeure” event. As used herein, a “force majeure” event shall mean (i) fire or explosion; (ii) earthquake, flood, action of the elements, or any other act of God; (iii) war, invasion, insurrection, riot, mob violence, sabotage, or malicious mischief; (iv) strike, lockout, or other labor dispute; (v) condemnation, requisition, law, moratorium or order of government or civil or military or naval authority; or (vi) any other cause (excluding financial inability) not within the reasonable control of SELLER. SELLER and its contractors, subcontractors and agents shall have the right to enter upon the Property at any time and from time to time following the Close of Escrow as reasonably required to complete Seller’s Work. Promptly upon SELLER’S request, BUYER shall provide SELLER with any information or documentation, and shall execute any instruments or other documents, reasonably required by SELLER to complete Seller’s Work. As utilized in this Agreement, the term “Accepted” or “Acceptance” of improvements, facilities, utility lines and laterals by the County or a utility company or agency means (i) that the County, company or agency (as applicable) has provided written acceptance of the improvement, facility or utility line and laterals and (ii) that all replacements, modifications, corrections, completions, additions and repairs required as a condition to that acceptance by the County, company or agency to be made to the constructed improvement, facility or utility line and laterals (or any other public improvements or utility improvements damaged during the course of construction) have been in all respects made and completed. BUYER shall at its cost repair and restore all damage to Seller’s Work caused by BUYER, its contractors or other representatives. In the event of BUYER’S delivery of a Subdivision Notice to SELLER, so long as, but only so long as, SELLER does not contest or dispute the Subdivision Notice or BUYER’S right to give the Subdivision Notice under the applicable circumstances, and so long as SELLER after receipt of the Subdivision Notice timely performs SELLER’S obligations in (a) and (d) in Paragraph 12, BUYER (and not SELLER) shall thereafter be responsible for completion of the Subdivision Improvement Plans and pursuing all plan checks therefor. However, SELLER shall be and remain obligated for the performance of and payment for all of Seller’s Work necessary to obtain the approval, filing and recording of the Subdivision Documents, including without limitation, the obtaining of all permits, the posting of all required Improvement Bonds and entering into all construction contracts for Seller’s Work.

SELLER’S obligations under this Agreement with respect to the commencement, prosecution, completion and Acceptance of Seller’s Work, including all items noted as Seller’s Work in this Agreement and all obligations of SELLER noted in Exhibit “B”, are herein collectively referred to as the “Seller’s Work Obligations”. In the event of any failure or refusal of SELLER to timely perform one or more of Seller’s Work Obligations, BUYER shall notify SELLER, GREENPARK and the Surety in writing, and those parties shall have thirty (30) days from receipt of such written notice to cure such default or, if such default is not capable of cure in such 30-day period, to commence such cure and thereafter prosecute the same to completion. If SELLER, GREENPARK or the Surety does not cure such breach in such manner, a “Seller’s Work Default” shall be deemed to have occurred. Upon the occurrence of a Seller’s Work Default, BUYER, subject to the Damage Limit (as defined below), shall thereafter have the right to pursue any remedy available to BUYER at law or in equity with respect to such Seller’s Work Default, including without limitation a suit for specific performance, an action for monetary damages, a claim or suit against the Surety and/or the right to undertake and complete Seller’s Work. Any action by BUYER to undertake and complete Seller’s Work shall be with the consent or approval of, and in cooperation with, the Surety unless the Surety denies responsibility under the Performance Bond or fails to timely respond to demands or requests made by BUYER with respect to the Performance Bond. In the event BUYER undertakes to complete the Seller’s Work, BUYER shall have the right to offset “Unrecovered Buyer Costs” (as defined below) incurred by BUYER in connection therewith against any amounts payable by BUYER to SELLER pursuant to Paragraph 15 below. As used herein, the term “Unrecovered Buyer Costs” shall mean all costs reasonably incurred by BUYER in completing Seller’s Work, minus all amounts paid or reimbursed to BUYER for those costs by SELLER, the Surety or GREENPARK. Notwithstanding any provision of Paragraphs 16 or 24 or any other provision of this Agreement to the contrary, in all events (i) any monetary damages recoverable by BUYER shall not include, and SELLER shall not be liable for, losses incurred, or profits lost relative to, the operation of a hotel casino or other business on the Property, and (ii) the aggregate of all monetary damages recoverable by BUYER for Seller’s Work Defaults shall in no event exceed the “Damage Limit”. The Damage Limit shall equal the sum total of the following:

    (a)        The positive dollar amount, if any, computed by adding

(i)	all costs reasonably incurred by BUYER in completing Seller’s Work, including any payments made by BUYER to contractors, engineers, consultants and others to design and complete Seller’s Work, the cost of off-site and other improvement bonds for Seller’s Work and any payments made by BUYER to SELLER’S contractors, engineers, consultants and others for costs incurred by SELLER but unpaid by SELLER, plus (ii) all sums paid by BUYER for Seller’s Work pursuant to Paragraph 15, and then subtracting from the resulting total (1) the total sum payable by BUYER to SELLER (or to the Surety or GREENPARK) for Seller’s Work as set forth in Paragraph 15 and Exhibit “B”, after first taking into account all reductions to the amounts thereof, if any, as may be made as provided in Paragraph 12, (2) amounts, if any, paid or reimbursed to BUYER for Seller’s Work by SELLER, GREENPARK or the Surety; and

(b) Attorneys’ fees paid by BUYER related to or arising from the Seller’s Work Default and that are reasonably incurred by BUYER prior to the filing of any lawsuit relative to such default; and

    (c)        TWO MILLION DOLLARS ($2,000,000.00).

The limitations and provisions regarding the Damage Limit shall also extend to GREENPARK as guarantor of SELLER’S obligations hereunder.

    15.        If Close of Escrow occurs, at such time as an item of Seller’s Work listed in Exhibit “B” has been completed by SELLER, BUYER, the Surety or otherwise and either the County has Accepted the item (if the item consists of an off-site improvement or surface water drainage facility) or the applicable utility company or agency has fully constructed and installed or Accepted the item (if the item consists of utility lines and laterals), SELLER shall provide BUYER with written notice and written evidence thereof. Within twenty (20) days of BUYER’S receipt of such notice and evidence following completion and Acceptance of an item, BUYER shall pay to SELLER the cash sum noted in Exhibit “B” to be paid for the item, subject to the provisions of Paragraphs 12 and 14 above for the reduction and offset of the amount of those sums. Upon completion (by SELLER, BUYER, the Surety or otherwise) and Acceptance of all of Seller’s Work, within twenty (20) days of BUYER’S receipt of written notice and written evidence thereof from SELLER, BUYER shall pay to SELLER the additional cash sum of THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000.00) (“Retention Sum”). The Retention Sum shall be subject to reduction and offset pursuant to the provisions of Paragraph 14 above. BUYER acknowledges that SELLER’S right to receive payments on account of Seller’s Work under the foregoing provisions may be subject to collateral, contingent or conditional assignment by SELLER to the Surety, and BUYER consents to any such assignment. BUYER’S payment obligations under this Paragraph 15 shall survive any breach or default by SELLER under this Agreement but shall be subject to the offset and reduction rights and provisions set forth in Paragraphs 12 and 14.

    16.        Subject to the provisions of Paragraph 14 regarding the Damage Limit for Seller’s Work Defaults, SELLER shall pay and indemnify and hold BUYER free, clear and harmless from any Claim (as defined below) caused by, resulting from or relating to the performance and prosecution by SELLER of Seller’s Work. SELLER shall keep the Property at all times free and clear of any and all lien claims relative to Seller’s Work, including, but not limited to, any mechanic’s or materialmen’s lien. The term “Claim” means a claim, demand, action, cause of action, right, right of recovery, suit at law or in equity, damages, interest, obligations, fines and penalties for which BUYER is claimed, asserted, declared or determined to be liable or obligated, whether or not well-founded. Notwithstanding the foregoing, if BUYER elects to undertake and complete SELLER’s Work as provided for in Paragraph 14, SELLER shall not be responsible for (i) a Claim arising by reason of, or resulting from, an event first occurring or condition first existing after BUYER undertakes SELLER’s Work or (ii) a lien claim (or portion of a lien claim) arising from and relating to work authorized by BUYER and performed by or on behalf of BUYER after BUYER undertakes SELLER’s Work. If any lien for which SELLER shall be responsible is placed of record against the Property, SELLER, at its sole cost and expense, shall obtain the full and complete discharge and release thereof not later than twenty (20) days following SELLER’S receipt of a copy thereof. Notwithstanding anything in this Paragraph or any other provision of this Agreement to the contrary, SELLER shall not be liable for damages to BUYER for losses claimed by BUYER to have been incurred, or profits claimed by BUYER to have been lost relative to the operation of a hotel casino (or other business) or proposed hotel casino (or other business) on the Property.

    17.        If Close of Escrow occurs, BUYER and SELLER acknowledge and agree that it shall be in their mutual best interest to have a full access freeway interchange (“Interchange”) established and constructed for the intersection of Silverado Ranch Road and Interstate 15. Therefore, if Close of Escrow occurs, BUYER and SELLER agree to work expeditiously together and with representatives of County and the State of Nevada for the establishment and construction of the Interchange, and they shall do the following:

    (a)        BUYER and SELLER shall each enter into written

commitments with the County prior to January 1, 2003 whereby they each agree to dedicate, without cost, to the County, the State of Nevada, or such other appropriate governmental agency or entity, from such real property as may be owned by them, from time to time, in the West Half (W 1/2) of the East Half (E 1/2) of Section 29, Township 22 South, Range 61 East, M.D.B. & M. (“Westerly Property”), such right-of-way as the County may reasonably request and desire for the Interchange (including freeway on-ramps and off-ramps), Silverado Ranch Road right-of-way and, in the West Half (W 1/2) of the Westerly Property, right-of-way for a freeway frontage road running generally north-south parallel to, and on the east side of, Interstate 15, conditioned upon the Interchange being fully developed and constructed prior to January 1, 2005; provided, however, that BUYER, in BUYER’S discretion, may waive and may require SELLER to waive the right to impose or enforce any condition of timely construction of the Interchange with respect to such dedication.

In addition to the actions set forth in Subparagraph

17(b), BUYER shall make a financial commitment to the County on or before January 1, 2003 in an amount of not less than TWO MILLION DOLLARS ($2,000,000.00) for purposes of paying the County for, or reimbursing the County for development and/or construction of the Interchange, conditioned only upon the Interchange being fully developed and constructed prior to January 1, 2005. The commitment may take the form of an agreement to pay cash, an assessment obligation through a special improvement district on property owned by BUYER, or any similar or other commitment whereby BUYER would become obligated to make cash payment or payments to the County to help pay for an Interchange if an Interchange is fully constructed on or before January 1, 2005. BUYER may waive the right to impose or enforce any condition of timely construction of the Interchange with respect to all or any portion of the monetary commitment.

    18.        Except (i) in privileged and confidential discussions with its accountants and attorneys, (ii) in internal communications between the officers, employees, managers and members of SELLER, (iii) as may be required by applicable law, (iv) as clearly contemplated and required by the terms and conditions set forth in this Agreement, (v) as expressly permitted in this Paragraph or by BUYER pursuant to BUYER’S written consent (which may be withheld at BUYER’S discretion), SELLER shall not communicate, disclose or permit the communication or disclosure by its officers, employees, managers, members, agents, attorneys, accountants or other representatives, to any person or party, any information whatsoever regarding the transaction that is the subject of this Agreement (including the existence of the transaction or this Agreement) or the nature of the activities or projects that BUYER may pursue on the Property. Notwithstanding the foregoing, after, but not before, Close of Escrow, SELLER may communicate and disclose (i) any statements and information released for publication or communicated publicly by BUYER or an authorized representative of BUYER and (ii) the fact that BUYER (or an affiliate of BUYER, if applicable), has acquired the Property as a site for potential development of a hotel casino.

    19.        BUYER warrants to SELLER that it has not retained the brokerage services of any real estate salesman, broker or finder other than BROKER relative to the transaction contemplated in this Agreement and has dealt with no such party other than BROKER and Bob McMonigle relative to the Property or the transaction contemplated in this Agreement. If Close of Escrow timely occurs, SELLER shall pay any resulting real estate brokerage commission and/or finder’s fee becoming due and payable to BROKER and/or Bob McMonigle and shall indemnify BUYER and hold BUYER harmless therefrom. All parties executing this Agreement understand and acknowledge that BROKER represents SELLER in the transaction that is the subject of this Agreement.

    20.        If SELLER or any affiliate of SELLER desires to sell all or any portion of real property which SELLER or any such affiliate may now or hereafter own in the North Half (N 1/2) of the North Half (N 1/2) of the Westerly Property prior to (i) the cancellation of the transaction and Escrow contemplated in this Agreement or (ii) the expiration of two (2) years following Close of Escrow, whichever is first to occur, and if SELLER or the affiliate receives a bona fide written offer to purchase all or a portion of that real property on terms and conditions that SELLER or the affiliate is willing to accept, then SELLER shall cause the terms and conditions of that offer to be incorporated into a proposed written agreement between SELLER or the affiliate and BUYER, the provisions of which shall parallel and incorporate the provisions of this Agreement to the extent that they may be appropriately made to apply. A copy of the written offer originally received shall be attached as an exhibit to the written agreement. SELLER or the affiliate shall then execute the written agreement and deliver it to BUYER, offering to enter into the written agreement with BUYER. If the original written offer is based in part upon consideration to be paid other than cash or cash equivalent, BUYER shall have the right to pay cash equal to the fair market value of such consideration in lieu thereof, and the written agreement forwarded by SELLER shall so specify. BUYER, at its option, shall have ten (10) business days following receipt of the written agreement from SELLER within which to execute that agreement and return the fully executed agreement to SELLER. Unless the option is exercised by BUYER by the execution and return to SELLER of the agreement within those 10 business days, SELLER or the affiliate shall be free to accept the original offer with the offering party and shall be free to enter into the same agreement with that party. BUYER shall have the right to assign its rights hereunder from time to time to such assignees or nominees as BUYER, in its discretion, may designate.

    21.        GREENPARK hereby unconditionally and irrevocably guarantees the full, faithful and timely performance by SELLER of each and all of SELLER’s obligations under this Agreement. GREENPARK agrees that any performances required of GREENPARK under this Paragraph shall be required immediately upon the occurrence of a default or failure of SELLER. GREENPARK waives any right or claim of right as a result of any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation. The obligations of COAST HOTELS AND CASINOS, INC. as “BUYER” hereunder, including, but not limited to those obligations of BUYER arising after Close of Escrow, shall not be terminated, released or reduced upon or because of the assignment by COAST HOTELS AND CASINOS, INC. of any right or interest under this Agreement, including, but not limited to any assignment or nomination of a party to acquire title to the Property as contemplated in Paragraph 5, or because of the transfer of the Property by COAST HOTELS AND CASINOS, INC. following Close of Escrow. The obligations of COAST HOTELS AND CASINOS, INC. as “BUYER” hereunder shall survive any such assignment, nomination or transfer of the Property.

    22.        The provisions of Paragraphs 24 through 42, inclusive, set forth in Exhibit “C” attached to this Agreement are incorporated herein as if set forth in full. PARAGRAPH 28 IN EXHIBIT “A” CONTAINS A LIQUIDATED DAMAGES PROVISION RELATING TO ANY BREACH BY BUYER OF ITS OBLIGATIONS TO PURCHASE THE PROPERTY.

    23.        Neither the preparation nor the delivery of this unsigned or partially signed document shall have any force or effect whatsoever. Further, this document shall be null and void and of no force or effect whatsoever unless before 5:00 p.m., October 26, 2001 (time being of the essence) the ESCROW AGENT has received this Agreement (or counterparts of this Agreement) originally executed by all parties (other than itself) for whom signature space is provided below.

        DATED for purposes of reference as of the day and year first above written.

"SELLER"		"BUYER"
SOUTH LAS VEGAS, LLC, a Delaware limited liability company		COAST HOTELS AND CASINOS, INC., a Nevada corporation
By	/s/ PETER J. KIESECKER	By	/s/ HARLAN D. BRAATEN
	PETER J. KIESECKER President		HARLAN D. BRAATEN President
By	/s/ J. RANDY WHEELER
J. RANDY WHEELER Senior Vice President
"BROKER"		"GREENPARK"
CB RICHARD ELLIS, INC., a Nevada corporation		GREENPARK GROUP, LLC, a Delaware limited-liability company
By	/s/ JOHN KNOTT	By	/s/ PETER J. KIESECKER
	JOHN KNOTT Managing Director		PETER J. KIESECKER C.E.O.
		By	/s/ J. RANDY WHEELER
J. RANDY WHEELER C.O.O.

        The undersigned UNITED TITLE OF NEVADA, INC. hereby agrees to act as the ESCROW AGENT for the transaction that is the subject of this Agreement and hereby accepts this Agreement as its instructions for purposes of that Escrow.

UNITED TITLE OF NEVADA, INC., a Nevada corporation
By	/s/ ANGELINA S. GALINDO
ANGELINA S. GALINDO Senior Escrow Officer Special Projects

EXHIBIT “A”

PARCEL ONE (1):

The North Half (N 1/2) of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL TWO (2):

The West Half (W 1/2) of the Northwest Quarter (NW 1/4) of the Northwest Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL THREE (3):

The East Half (E 1/2) of the Northwest Quarter (NW 1/4) of the Northwest Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL FOUR (4):

The West Half (W 1/2) of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL FIVE (5):

The East Half (E 1/2) of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL SIX (6):

The North Half (N 1/2) of the North Half (N 1/2) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

EXCEPTING THEREFROM the North Fifty (50) Feet as conveyed to Clark County by deed recorded April 9, 1973 in Book 316, Instrument Number 275855 of Official Records, Clark County, Nevada.

EXCEPTING THEREFROM any portion of said land lying within State Highway 91-466.

PARCEL SEVEN (7):

The Southwest Quarter (SW 1/4) of the Northwest Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL EIGHT (8):

The East Half (E 1/2) of the Southeast Quarter (SE 1/4) of the Northwest Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL NINE (9):

The South Half (S 1/2) of the North Half (N 1/2) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL TEN (10):

The North Half (N 1/2) of the South Half (S 1/2) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL ELEVEN (11):

The Northwest Quarter (NW 1/4) of the Southwest Quarter (SW 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL TWELVE (12):

The West Half (W 1/2) of the Northeast Quarter (NE 1/4) of the Southwest Quarter (SW 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL THIRTEEN (13):

The East Half (E 1/2) of the Southwest Quarter (SW 1/4) of the Southwest Quarter (SW 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL FOURTEEN (14):

The Southeast Quarter (SE 1/4) of the Southwest Quarter (SW 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL FIFTEEN (15):

The Southwest Quarter (SW 1/4) of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

EXCEPTING THEREFROM those portions designated as County Roads by Clark County in document recorded November 6, 1975 in Book 568 as Document No. 527123, Official Records, Clark County, Nevada.

PARCEL SIXTEEN (16):

The Southeast Quarter (SE 1/4) of the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL SEVENTEEN (17):

The West Half (W 1/2) of the Southeast Quarter (SE 1/4) of the Northwest Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL EIGHTEEN (18):

The South Half (S 1/2) of the South Half (S 1/2) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

EXCEPTING THEREFROM those portions conveyed to Clark County for road purposes by Grant, Bargain, Sale Deed recorded April 9, 1973 in Book 316, Instrument Number 275855, Official Records of Clark County, Nevada.

PARCEL NINETEEN (19):

The Northeast Quarter (NE 1/4) of the Southeast Quarter (SE 1/4) of the Northwest Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL TWENTY (20):

The East Half (E 1/2) of the Northeast Quarter (NE 1/4) of the Southwest Quarter (SW 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL TWENTY-ONE (21):

The North Half (N 1/2) of the North Half (N 1/2) of the Southeast Quarter (SE 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

EXCEPTING THEREFROM the North Thirty (30) Feet as conveyed to Clark County by deed recorded April 25, 1973 in Book 321 as Document Number 280898 of Official Records of Clark County, Nevada.

FURTHER EXCEPTING THEREFROM any portion of said land lying within State Highway 91-466.

PARCEL TWENTY-TWO (22):

The South Half (S 1/2) of the North Half (N 1/2) of the Southeast Quarter (SE 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

EXCEPTING THEREFROM any portion of said land lying within Las Vegas Boulevard (State Highway 91-466)

PARCEL TWENTY-THREE (23):

The North Half (N 1/2) of the South Half (S 1/2) of the Southeast Quarter (SE 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL TWENTY-FOUR (24):

The South Half (S 1/2) of the South Half (S 1/2) of the Southeast Quarter (SE 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

EXCEPTING THEREFROM any portion of said land lying within Highway 91.

ALSO EXCEPTING THEREFROM that portion relinquished to Clark County in Resolution of Relinquishment recorded January 21, 1982 in Book 1513 as Instrument Number 1472121, Official Records, Clark County, Nevada.

PARCEL TWENTY-FIVE (25):

The West Half (W 1/2) of the Southwest Quarter (SW 1/4) of the Southwest Quarter (SW 1/4) of the Northeast Quarter (NE 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL TWENTY-SIX (26):

The Southeast Quarter (SE 1/4) of the Southeast Quarter (SE 1/4) of the Northwest Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

PARCEL TWENTY-SEVEN (27):

The West Half (W 1/2) of the Southeast Quarter (SE 1/4) of the Northwest Quarter (NW 1/4) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M.

EXHIBIT “B”

    1.        Completion of half-street improvements along the entire easterly boundary of the Property (Las Vegas Boulevard, South — State Highway 91-466). The half-street improvements include street paving, curb, gutter, sidewalk, street lights, fire hydrants, any required special turning lanes and bus turn-outs and any conduit and related facilities for traffic control signals and devices (although no traffic control signals or devices themselves). Special turning lanes, bus turn-outs and street median cuts shall be in locations designated by BUYER and acceptable to County. $450,000. (See Notes 1 and 2).

    2.        Completion of on-grade half-street improvements along the entire northerly boundary of the Property (Gomer Road/Silverado Ranch Road). The half-street improvements include street paving, curb, gutter, sidewalk, street lights, fire hydrants, any required special turning lanes and bus turn-outs and any conduit and related facilities for traffic control signals and devices (although no traffic control signals or devices themselves). Special turning lanes, bus turn-outs and street median cuts shall be in locations designated by BUYER and acceptable to County. $420,000. (See Notes 1 and 2).

    3.        Completion of half-street improvements consisting of the south half of LeBaron Avenue along the entire southerly boundary of the Property and the BLM Parcel. The half-street improvements include street paving, curb, gutter, sidewalk, street lights, fire hydrants, any required special turning lanes and bus turn-outs and any conduit and related facilities for traffic control signals and devices (although no traffic control signals or devices themselves). Special turning lanes, bus turn-outs and street median cuts shall be in locations designated by BUYER and acceptable to County. $0.00. (See Notes 1, 2 and 3).

    4.        Extension of sewer service to the Property in underground sewer lines with depth to service above-ground improvements on the entire Property and that extend along the entire Las Vegas Boulevard, South frontage of the Property and the entire Gomer Road/Silverado Ranch Road frontage of the Property. Capacity of extended sewer must be sufficient to accommodate 575,000 gallons per day of effluent from the Property. Included in the work would be up to five (5) appropriate sewer line laterals at locations designated by BUYER, extending from sewer lines to the property lines of the Property as they may exist following all dedications and the filing and recording of the Subdivision Documents. Included in such work would be all trenching, manholes and related facilities. $1,040,000. (See Note 1).

    5.        Extension of water service to the Property in underground water lines that extend along the entire Las Vegas Boulevard, South frontage of the Property and the entire Gomer Road/Silverado Ranch Road frontage of the Property. Capacity of extended water lines must be sufficient to provide a fire flow of 4500 gallons per minute in addition to a peak hour demand of 1,500 gallons per minute. Included in the work would be up to four (4) appropriate water line laterals at locations designated by BUYER extending from water lines to the property lines of the Property as they may exist following all dedications and the filing and recording of the Subdivision Documents. Included in such work would be all trenching and related facilities. $105,000. (See Note 1).

    6.        Extension of underground electrical conduit sufficient to supply 1.5 megawatts to the Property, telephone cable conduit consisting of eight (8) 4-inch conduits from power, telephone and cable service sources to the Property and extending along the entire Las Vegas Boulevard, South frontage of the Property and the entire Gomer Road/Silverado Ranch Road frontage of the Property. Included in such work would be all trenching and related facilities. $1,135,000. (See Note 1).

    7.        Installation of any surface water drainage facilities required on the Property to accept and discharge surface water entering the Property from other locations, save and except for surface water originating on the land between Interstate 15 and the Property, immediately west of the Property. $0.00. (See Note 1).

    8.        Seller’s Work shall also include completion and County approval and Acceptance of (i) drainage and traffic studies required as a condition of approval to County zoning application ZC-0667-01 and (ii) to the extent, but only to the extent, required in order to obtain 1) any grading permit for all or any portion of the Property or any roadway area contiguous to the Property, 2) any building permit for any improvement to be built on or contiguous to the Property, including any road, 3) Acceptance of any of Seller’s Work or any other off-site improvement for the Property or 4) a certificate of occupancy for any building structure to be built on the Property, those physical improvements (including off-site improvements and surface water drainage facilities) required as a condition to County approval of ZC-0667-01, the above-noted drainage study or the above-noted traffic study, to be constructed on or contiguous to property owned or hereafter acquired by SELLER in Section 29, Township 22 South, Range 61 East, M.D.B. & M. other than the Property. $0.00. (See Note 1).

Note 1: Seller’s Work shall include all planning, engineering, plan preparation, plan check and inspection work required to do the foregoing work as well as the obligation to obtain all required permits, post all required Improvement Bonds and enter into construction contracts for the subject work. The costs and fees incurred in doing all of the foregoing, subject to the provisions of Paragraph 15, shall be the responsibility of, and timely paid by SELLER. Notwithstanding the foregoing, plan preparation and plan checks of Subdivision Improvement Plans shall not constitute “Seller’s Work”, SELLER’S obligations with respect to Subdivision Improvement Plans are set forth in Paragraph 12. Costs of preparing, submitting and obtaining approval of all Land

Disturbance Reports and Land Disturbance Permits and all MSHCP Mitigation Fees required pursuant to Chapters 30.32 and 30.80 of the Clark County, Nevada Code for development of the entirety of the Property shall constitute Seller’s Work and shall be the responsibility of, and timely paid by, SELLER.

Note 2: SELLER will install and construct turn lanes and bus turn-outs where they can be identified in the commercial subdivision mapping process. The final configurations of turn lanes and bus turn-outs may not be finally determined until completion of BUYER’S County design review for BUYER’S proposed development, in which case SELLER would be relieved of obligations to complete the turn lanes and bus turn-outs in the time frames referenced in this Agreement. Such delay shall not delay the timing of payments which would be otherwise due under the provisions of Paragraph 15.

Note 3: The improvements shall be constructed and completed contemporaneously with the construction and completion of the north half of LeBaron Avenue by BUYER, rather than in the time frames referenced in this Agreement.

EXHIBIT “C”

    24.        SELLER shall pay and indemnify BUYER and hold BUYER and the Property harmless from and against any and all claims, liens, judgments, liabilities, costs, expenses (including attorneys’ fees), losses and damages incurred or suffered by BUYER and/or to which the Property becomes subject and that are asserted or arise by reason of, or that in any way relate to or result from (i) any fact or condition that is contrary to any warranted fact or condition set forth in Paragraph 7, whether BUYER becomes aware of the actual fact or condition prior to or after Close of Escrow, and regardless of whether or not BUYER waives the condition set forth in Subparagraph 10(d) with respect to the applicable warranty or (ii) subject to the provisions of Paragraphs 12 and 14, any failure or refusal of SELLER to timely fulfill any obligation or duty of SELLER under this Agreement. BUYER shall pay and indemnify SELLER and hold SELLER and the Property harmless from and against any and all claims, liens, judgments, liabilities, costs, expenses (including attorneys’ fees), losses and damages incurred or suffered by SELLER and/or to which the Property becomes subject and that are asserted or arise by reason of, or that in any way relate to or result from (i) any fact or condition that is contrary to any BUYER warranted fact or condition or (ii) except as provided in Paragraph 28, the provisions of which shall take precedence and priority over the provisions of this Paragraph, any failure or refusal of BUYER to timely fulfill any obligation or duty of BUYER under this Agreement. Notwithstanding anything in this Paragraph or any other provision of this Agreement to the contrary, SELLER shall not be liable for damages to BUYER for losses claimed by BUYER to have been incurred, or profits claimed by BUYER to have been lost relative to the operation of a hotel casino (or other business) or proposed hotel casino (or other business) on the Property.

    25.        Within three (3) business days of the date of this Agreement, SELLER shall provide BUYER with copies of all maps, plans, renderings, test reports, surveys and studies of which SELLER has knowledge and that are either in the possession of SELLER or that have been prepared by SELLER or on SELLER’S behalf relative to the Property, all without cost to BUYER. The foregoing shall include soils reports, survey maps, desert tortoise studies and environmental and hazardous waste studies relating to the Property. SELLER hereby assigns to BUYER a non-exclusive right to the use of, and SELLER’S proprietary interest in, all such maps, plans, renderings, test reports, surveys and studies as they relate to the Property; provided, however, that BUYER’S rights and interests therein shall expire in the event of termination of the transaction that is the subject of this Agreement with Close of Escrow not having occurred. SELLER makes no warranties or representations, either express or implied, relative thereto. BUYER, its employees and contractors shall have the right, prior to Close of Escrow or termination of the transaction that is the subject of this Agreement to enter upon the Property to conduct such inspections, borings, surveys, studies and tests on the Property as BUYER may desire. BUYER shall pay or otherwise satisfy and indemnify SELLER and hold SELLER and the Property harmless from and against, any claims, liens, judgments, liabilities, costs, expenses, losses and damages incurred or suffered by SELLER and/or to which the Property becomes subject and that are caused by any such activities. If Close of Escrow fails to occur, then with respect to any physical condition on the Property resulting from any activity that is the subject of this Paragraph, BUYER shall thereafter restore the Property to the condition existing as of the date of this Agreement.

    26.        SELLER warrants to BUYER that SELLER is not a “foreign person” as that term is defined in Section 1445 of the U. S. Internal Revenue Code of 1986, as amended. SELLER shall deposit into Escrow, at or prior to Close of Escrow, an affidavit in such form and setting forth such information as may be required by the U. S. Internal Revenue Service (which information shall include SELLER’S full name, address and taxpayer identification number) stating under penalty of perjury that SELLER is not a “foreign person” as so defined.

    27.        If Close of Escrow fails to timely occur without an extension that is expressly permitted in this Agreement because one or more conditions to a party’s obligation to close Escrow (other than conditions consisting of one or more breaches of the other party’s obligations or warranties under this Agreement) have not been fulfilled, tendered or waived, or if the transaction that is the subject of this Agreement is terminated pursuant to an express provision in this Agreement requiring or permitting such termination, then (i) the transaction that is the subject of this Agreement, the Escrow and the further rights and obligations of the parties (save and except for those rights and obligations specifically noted in Paragraph 35 as surviving termination) shall terminate; (ii) BUYER and SELLER shall equally bear all costs, fees and expenses incurred with and through the ESCROW AGENT; and (iii) the ESCROW AGENT shall return to the depositing party, all documents and monies. SELLER shall promptly perform all acts and provide all written consents and agreements requested by the ESCROW AGENT and/or BUYER to permit expeditious disbursement to BUYER of the Deposit and all other sums that have been deposited into Escrow by BUYER.

    28.        Notwithstanding anything in the immediately preceding Paragraph to the contrary, if (i) all conditions to BUYER’S obligations to close Escrow set forth in Paragraph 10 have been fulfilled or waived, (ii) the time for Close of Escrow has expired without expressly permitted or agreed extension and (iii) BUYER has failed to timely close Escrow, then the transaction that is the subject of this Agreement and the Escrow shall terminate. In such event, BUYER shall bear all fees, costs and expenses incurred with and through the ESCROW AGENT, and the ESCROW AGENT shall return to the depositing party, all documents that have been placed in Escrow. In such case, SELLER, as its sole and exclusive remedy against BUYER, both at law and in equity, shall be entitled to obtain and retain the Deposit as liquidated damages in full and complete settlement and payment of all of SELLER’S claims, causes of action and rights against BUYER for costs, expenses and damages (including consequential damages) resulting from the breach, default or failure of BUYER to purchase the Property and effect Close of Escrow under this Agreement, including all claims, causes of action and rights which are known or unknown, anticipated or unanticipated, all other rights, remedies and recourse therefor against BUYER being hereby expressly waived by SELLER. The parties agree that the exact amount of costs, expenses and damages incurred and suffered by SELLER would be difficult to determine and that the amount of the Deposit is a reasonable estimate of that amount. Notwithstanding anything in the immediately preceding Paragraph or elsewhere in this Agreement to the contrary, if Close of Escrow fails to timely occur after the failure of SELLER to fulfill an obligation of SELLER under this Agreement, after the failure of a condition resulting from the breach of an obligation or warranty of SELLER under this Agreement, or upon the breach of any warranty of SELLER under this Agreement, then, in any of such events, BUYER shall have available all remedies at law or in equity.

    29.        All elections, notices, consents, requests, claims, demands, approvals, waivers, deliveries and other communications permitted, desired or required to be given hereunder (referred to collectively herein as “notice[s]”) shall be in writing and shall be effective and deemed to be both “given” and “received” (i) when hand delivered to the address of the receiving party, (ii) when delivered to the address of the receiving party by Express Mail, Federal Express or other commercial delivery service, (iii) on the third business day following deposit in the United States mail as certified or registered mail, return receipt requested or (iv) when successfully transmitted by telecopier transmission, in any of such cases, delivered, addressed or dispatched as follows:

"SELLER"	SOUTH LAS VEGAS, LLC
Attn: Mr. Randy Wheeler
3030 Old Ranch Parkway, Suite 450
Seal Beach, California 90740
[Facsimile No.: (562) 430-4337]

With copy given in the foregoing
manner to:

ANTHONY PIEROTTI
Irell & Manella, LLP
840 Newport Center Drive, Suite 400
Newport Beach, California 92660
[Facsimile No.: (949) 760-5200]

"GREENPARK"	GREENPARK GROUP, LLC
Attn: Mr. Randy Wheeler
3030 Old Ranch Parkway, Suite 450
Seal Beach, California 90740
[Facsimile No.: (562) 430-4337]

With copy given in the foregoing
manner to:

ANTHONY PIEROTTI
Irell & Manella, LLP
840 Newport Center Drive, Suite 400
Newport Beach, California 92660
[Facsimile No.: (949) 760-5200]

"BUYER"	COAST HOTELS AND CASINOS, INC.
Attn: Michael Gaughan
4500 West Tropicana Avenue
Las Vegas, Nevada 89103
[Facsimile No.: (702) 365-7566]

With copy given in the foregoing
manner to:
K. MICHAEL LEAVITT
Leavitt, Sully & Rivers
601 East Bridger Avenue
Las Vegas, Nevada 89101
[Facsimile No.: (702) 382-2892]

"ESCROW AGENT"	UNITED TITLE OF NEVADA, INC.
Attn: Angelina S. Galindo (Re: 01140678-AG) 2300 West Sahara Avenue, Suite 140 Las Vegas, Nevada 89102 [Facsimile No.: (702) 253-0099]

A party entitled to receive notices hereunder may, from time to time, change its address for receiving notices by giving written notice in the manner set forth above.

    30.        The provisions of this document have been negotiated by all parties to this Agreement and shall therefore not be interpreted or construed in favor of, or with prejudice against, any particular party, but in accordance with the general tenor of the language used.

    31.        This Agreement may be executed in two or more counterparts. A set of counterparts containing the signatures of all parties shall have the same effect as a single Agreement containing the signatures of all parties. Facsimile signatures shall have the same force and effect as original signatures.

    32.        This Agreement shall bind and inure to the benefit of the respective heirs, executors, administrators, representatives, successors and assigns of the parties. Except as provided in the foregoing sentence, no party other than a signator to this Agreement is an intended beneficiary of this Agreement, and this Agreement shall not be enforceable by any creditor of a party. Nor shall this Agreement be enforceable by any grantee of SELLER relative to other real property. No such grantee shall be considered a “representative”, “successor” or “assignee” of SELLER for purposes of the first sentence of this Paragraph.

    33.        If legal action is initiated relative to this Agreement or the rights or obligations of any party under this Agreement, the parties stipulate and agree that such action must seek only the remedies available to the parties under this Agreement and must be initiated, maintained and continued in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada. The non-prevailing parties in that action shall pay reasonable attorneys’ fees to the prevailing parties, with the amounts to be determined by the court in that action. The laws of the State of Nevada shall govern the validity, construction, performance and effect of this Agreement.

    34.        This Agreement contains the entire agreement between the parties with respect to the Property and the transaction that is the subject of this Agreement and supersedes and replaces any and all prior and contemporaneous discussions, negotiations, correspondence, understandings and agreements between the parties relating in any way to the transaction. This Agreement may be amended, supplemented or modified by, but only by, a written document executed by both BUYER and SELLER. A waiver by a party of any condition, duty or obligation shall not constitute a waiver of any other condition, duty or obligation or a continuing waiver of the same, subsequently arising condition, duty or obligation.

    35.        Subject to the provisions of Paragraph 28, but notwithstanding any other provision of this Agreement to the contrary, the provisions, warranties, rights and obligations of the parties that are set forth in Paragraphs 7, 8, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 24, 25, 26, 27, 28, 29, 30, 32, 33, 34, 35, 36, 37, 39, 40, 41, and 42 shall survive Close of Escrow, transfer of title to the Property, delivery of the Deed. Those provisions, warranties, rights and obligations shall not be merged into or with the Deed at Close of Escrow. Subject to the provisions of Paragraph 28 but notwithstanding any other provision of this Agreement to the contrary, the provisions, warranties, rights and obligations of the parties that are set forth in Paragraphs 7, 8, 18, 19, 21, 22, 24, 25, 27, 28, 29, 30, 32, 33, 34, 35, 36, 37 and 39 shall survive the cancellation and termination of the Escrow and the transaction that is the subject of this Agreement and the termination of the other rights and obligations of the parties under this Agreement.

    36.        Masculine, feminine and neuter pronouns shall be substituted freely for each other, and the plural and singular forms of pronouns shall be substituted freely for each other in any provision of this Agreement in which the context appropriately requires such substitution. Any reference in this Agreement to time of day refers to local time in Las Vegas, Nevada. Any reference in this Agreement to a “business day” refers to a day that is not a Saturday, Sunday or legal holiday (or observed as a legal holiday) for Nevada state governmental offices pursuant to Nevada Revised Statutes. Unless otherwise expressly provided in this Agreement, reference in this Agreement to the “discretion” of a party means the party’s sole and absolute discretion. Unless otherwise expressly provided in this Agreement, such discretion shall not be subject to any external standard, including but not limited to, any standard of custom, “good faith” or reasonableness.

    37.        Any remedies noted in this Agreement are not intended to be exclusive of other remedies that would be available upon occurrence of the events giving rise to such remedies unless such exclusivity is expressly stated. Any remedies that are noted in this Agreement without mention of exclusivity are to be in addition to any and all other remedies available at law or in equity.

    38.        The recitals to this Agreement are hereby incorporated into this Agreement as substantive agreements, acknowledgments, stipulations and understandings of all parties hereto.

    39.        The ESCROW AGENT is hereby authorized by each of the parties to disburse funds and to deliver and record such documents as may be appropriate in accordance with the terms of this Agreement. If this Agreement or any other matter related to the transaction that is the subject of this Agreement becomes the subject of any litigation or controversy, BUYER and SELLER agree to jointly and severally hold the ESCROW AGENT free and harmless from resulting associated loss or expense, including reasonable attorneys’ fees, that may be suffered by the ESCROW AGENT unless the loss or expense results from an act or omission of the ESCROW AGENT. If either BUYER or SELLER gives written claim or notice to the ESCROW AGENT that the transaction that is the subject of this Agreement and the Escrow have terminated, the ESCROW AGENT shall (i) provide the other party (BUYER or SELLER) with a copy of that claim or notice and (ii) give further notice to that party that the ESCROW AGENT shall consider the transaction and Escrow terminated and shall perform as provided in this Agreement unless that party gives the ESCROW AGENT a conflicting notice or claim within five (5) business days of the date the ESCROW AGENT’S notice is given to that party; provided, however, that if this Agreement directs the ESCROW AGENT to follow a particular course of conduct in such instance, the ESCROW AGENT may, at its option, perform as directed by this Agreement without the necessity of communicating with the other party or providing the other party with a copy of the claim or notice. If the ESCROW AGENT elects to provide or is required to provide the other party with a copy of the claim or notice, then unless conflicting notice or claim is given to the ESCROW AGENT by that party within those 5 business days, the ESCROW AGENT may thereupon and shall thereupon perform as provided in this Agreement, and particularly as provided in the applicable Paragraph 27 or 28. If conflicting demands, claims or notices are given to the ESCROW AGENT with respect to this Agreement, the ESCROW AGENT shall be entitled to refrain from any further action until it shall have received further instructions executed by BUYER and SELLER or, in the alternative, the ESCROW AGENT shall be entitled to file a suit in interpleader following twenty (20) days’ notice to BUYER and SELLER of its intent to do so. Upon filing of any action in interpleader and the deposit of all documents and funds in its possession with the Eighth Judicial District Court of the State of Nevada or such other depository as may be agreed upon by the parties, the ESCROW AGENT shall be fully released and discharged from any further obligation imposed upon it by this Agreement. The ESCROW AGENT shall not be liable in its capacity as such for any deficiency or correctness as to format or execution or validity of any instruments deposited with it, nor as to the identity, authority or rights of any person executing them, nor for the failure by any person other than the ESCROW AGENT to comply with any of the provisions of any agreement, contract or any other instrument deposited with the ESCROW AGENT or referred to in this Agreement. The ESCROW AGENT’S duties hereunder shall be limited to the safekeeping of all monies, instruments and other documents received by it as the ESCROW AGENT and for disposition in accordance with the terms of this Agreement or as the ESCROW AGENT may be further instructed.

    40.        Without the prior written consent of BUYER, neither SELLER nor GREENPARK shall bid, nor shall either SELLER or GREENPARK permit any person or entity affiliated with that party to bid at any Bureau of Land Management land auction or sale for the acquisition of any parcel of land located in the North Half (N 1/2) of the North Half (N 1/2) of the Westerly Property. Nor shall SELLER facilitate or otherwise encourage any other party to so bid. Further, SELLER agrees to cooperate with BUYER on a confidential basis with respect to the acquisition by BUYER of any such parcel and render such assistance to BUYER in that regard as may be reasonably requested by BUYER, but at no material cost to SELLER.

    41.        Following Close of Escrow, BUYER and SELLER agree to reasonably cooperate with each other to provide such reasonable temporary construction easements from time to time on and along the boundaries of the Property and the boundaries of any property of SELLER in the immediate vicinity of the Property to permit BUYER and SELLER to construct and install off-site improvements relating to the development of the Property and the development of the property of SELLER in the immediate vicinity of the Property.

    42.        Time is of the essence with respect to each performance required of BUYER and SELLER hereunder, notwithstanding any other and additional references which may be made in this Agreement to time being of the essence (which other and additional references are simply for purposes of reminder and emphasis).

EXHIBIT “D”

Possible Version of Bond

COMPLETION BOND

Bond No.:	Principal Amount:

        KNOW ALL MEN BY THESE PRESENTS, that we SOUTH LAS VEGAS, LLC, a Delaware limited liability company as Principal, and __________________, a _____________ corporation, as Surety, are held and firmly bound unto COAST HOTELS AND CASINOS, INC., a Nevada corporation, as Obligee, in the penal sum of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000.00), lawful money of the United States of America, for the payment of which well and truly to be made, we bind ourselves, our heirs, executors, administrators, successors and assigns, jointly and severally, firmly by these presents:

        WHEREAS, Principal has agreed to construct in Clark County, Nevada the following improvements:

Each and all of those improvements referred to as “Seller’s Work” in, and described in Exhibit “B” to, that certain document entitled “Property Purchase Agreement and Escrow Instructions” dated and made effective as of October 26, 2001 (“Agreement”), made and entered into by and between Principal as “SELLER”, Obligee as “BUYER”, and other parties, the subject of which Agreement is the acquisition of certain real property located in the North Half (N 1/2) of the Northeast Quarter (NE 1/4) of Section 29, Township 22 South, Range 61 East, M.D.B. & M. by Obligee from Principal,

        NOW, THEREFORE, THE CONDITION OF THIS OBLIGATION IS SUCH, that if the said Principal shall construct, or have constructed, the improvements herein described, and shall save the Obligee harmless from any loss, cost or damage by reason of its failure to complete said work, then this obligation shall be null and void, or if said Principal shall post a bond or bonds, with Clark County, Nevada or a utility-providing agency or company, for all or substantially all of Seller’s Work described in a numbered paragraph on such Exhibit “B”referred to above, then the Principal Amount of this obligation to be paid by the Obligee for the described Seller’s Work shall be reduced in amount by the dollar amount noted in such numbered paragraph, otherwise to remain in full force and effect, and the Surety, upon receipt of written notice from Obligee that a “Seller’s Work Default”(as provided in Paragraph 14 of the Agreement) has occurred, indicating that the improvements have not been installed or completed, will complete the improvements or pay to the Obligee such amount up to the Principal amount of this bond which will allow the Obligee to complete the improvements. If Surety elects to complete the improvements and to enter into a new construction contract or contracts therefor, Surety agrees to negotiate in good faith with J. A. Tiberti Construction Company, Inc., a Nevada corporation, to serve as general contractor under the contract or contracts.

Upon approval by the Obligee, this instrument may be proportionately reduced as the subject improvements are completed. Signed, sealed and dated this _____ day of __________, 2001.

"PRINCIPAL"	"SURETY"

By	By
Attorney-in-Fact